Exhibit 99.1
Suntron Corporation Announces Changes to Board of Directors
PHOENIX, AZ - November 25, 2005- Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, announced that it has restructured its Board of Directors. Jeffrey W. Goettman, James C. Van Horne, Jesse Hermann and Enrique Zambrano have resigned from the Board, and Kurt D. Grindstaff and Scott D. Rued have been elected to serve as new Board members.
Mr. Grindstaff has performed financial consulting services since 1999, primarily for clients engaged in financial services industries. Until September 1998, he served in various executive capacities during his 17-year tenure with The Seven Up Bottling Company of St. Louis, including as President, Executive Vice President, Chief Operating Officer and Senior Vice President of Finance. Mr. Grindstaff is a Certified Public Accountant.
Since September 2003, Mr. Rued has served as a Managing Partner of Thayer Capital Partners (“Thayer”). Prior to joining Thayer, Mr. Rued served as President and Chief Executive Officer of Hidden Creek Industries (“HCI”) from May 2001 to August 2003. From January 1994 through April 2001, Mr. Rued served as Executive Vice President and Chief Financial Officer of HCI and from June 1989 through 1993 he served as Vice President-Finance and Corporate Development. Mr. Rued also serves as the Chairman of the Board of Directors for Commercial Vehicle Group, Inc.
Mr. Goettman had served as the Company’s Chairman of the Board and on the Nominating/Corporate Governance Committee and the Compensation Committee. Professor Van Horne had served as the Chairman of the Audit Committee and Mr. Hermann was a member of the Audit committee. Mr. Zambrano had served on the Compensation Committee. As part of the Board restructuring, Mr. Grindstaff will succeed Professor Van Horne as Chairman of the Audit Committee, and Ivor Evans, previously the Company’s Vice Chairman, will succeed Mr. Goettman as Chairman.
The Company also announced that, as a result of the Board restructuring, it received a letter from the Nasdaq Staff on November 18, 2005 indicating that the Company fails to satisfy the continued listing requirement set forth in Marketplace Rule 4350, which requires that the Company’s Audit Committee be comprised of three independent directors. As a result of the recent Board changes there is currently a vacancy on the Company’s Audit Committee, which currently is comprised of two independent directors. The Nasdaq Staff informed the Company that it must add a third independent director to fill the vacancy prior to the earlier of November 8, 2006 or the Company’s next annual meeting of stockholders. The Company expects that it will be able to fill the vacancy within that time period.
About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, and large scale and complex system integration and test. The Company has approximately 1,620 employees and contract workers.
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Suntron Contacts	Paul Singh President and CEO	James A. Doran Chief Financial Officer